Exhibit 99.4

FORM OF NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

USA TECHNOLOGIES, INC.

NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to [           ] Shares of Common Stock and Warrants to Purchase [       ] Shares of Common Stock Issuable Upon Exercise of Rights to Subscribe for
Such Shares and Warrants at $[      ] per Share and Warrant

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by USA Technologies, Inc., a Pennsylvania corporation (the “Company”), of subscription rights (the “Rights”) to stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on [              ], 2009 (the “Record Date”), and to two participating warrant holders, to purchase shares of the Company’s common stock, no par value (“Common Stock”) and warrants to purchase shares of Common Stock at $[   ] per share for a period of two years following January 1, 2010 (“Warrants”)..

Pursuant to the offering, the Company is issuing Rights to subscribe for up to [            ] shares of Common Stock and Warrants to purchase up to [         ] shares of Common Stock, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [                        ], 2009 and ends at 5:00 p.m., New York City time, on [             ], 2009, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Common Stock is presently traded on the NASDAQ Global Market under the symbol “USAT”. The Rights are transferable and will be listed for trading on the NASDAQ Global Market under the symbol “USATR” during the course of this offering. The Warrants are also transferable and will be listed for trading under the symbol “USATW” for a period of two years following issuance.

As described in the Prospectus, Record Date Stockholders will receive one (1) Right for each share of Common Stock owned on the Record Date.

Each Right entitles the holder (the “Rights Holders”) to purchase one share of Common Stock and a Warrant to purchase one share of Common Stock at the subscription price of $[    ] per share (the “Basic Subscription Right”).

Rights Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional shares of Common Stock and Warrants that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Right” and, together with the Basic Subscription Right, the “Rights”). Each Over-Subscription Right entitles the holder to subscribe for an additional amount equal to up to 400% of the shares of Common Stock and Warrants for which such holder was otherwise entitled to subscribe (calculated prior to the exercise of any Rights). If sufficient remaining shares of Common Stock and Warrants are available, all over-subscription requests will be honored in full. If requests for shares of Common Stock and Warrants pursuant to the Over-Subscription Right exceed the remaining shares of Common Stock available, the remaining shares of Common Stock and Warrants will be allocated pro-rata among Rights Holders who over-subscribe based on the number of Rights then held. Rights may only be exercised for whole numbers of shares and Warrants; no fractional shares of Common Stock or Warrants will be issued in the Rights Offering.

The Rights are evidenced by a subscription rights certificate (a “Subscription Certificate”) registered in your name or the name of your nominee.

We are asking persons who hold shares of the Company’s Common Stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise the Over-Subscription Right on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Right, as to the aggregate number of Rights that have been exercised pursuant to the Subscription Right, whether the Rights exercised pursuant to the Basic Subscription Right on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of Common Stock and Warrants being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Rights on whose behalf you are acting.

Enclosed are copies of the following documents:

1. Prospectus, dated [                  ], 2009;

2. A form of letter which may be sent to beneficial holders of the Company’s Common Stock;

3. Form of Beneficial Owner Election Form which may be sent to beneficial holders of the Company’s Common Stock;

4. Form of Notice of Guaranteed Delivery for custodial and/or broker use; and

5   Form of Nominee Holder Certification for custodial and/or broker use.

Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Information Agent, Mackenzie Partners, Inc. toll-free at the following telephone number: (800) 322-2885.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER-MANAGER, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.